Exhibit 99.1

CYS Investments, Inc. Announces First Quarter 2018 Financial Results

For Immediate Release
NEW YORK, NY – April 25, 2018 – CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "us", "our", or the "Company") today announced financial results for the quarter ended March 31, 2018 (the "First Quarter").

First Quarter 2018 Summary Results

•	March 31, 2018 book value per common share of $7.41, after declaring a $0.22 dividend per common share, down from $8.38 at December 31, 2017.

•	GAAP net income (loss) available to common stockholders of $(113.7) million, or $(0.74) per diluted common share.

•	Core Earnings plus Drop Income of $37.9 million ($34.0 million Core Earnings and $3.9 million Drop Income), or $0.24 per diluted common share ($0.22 Core Earnings and $0.02 Drop Income).

•	Interest rate spread, net of hedge, including Drop Income, of 1.31%.

•	Operating expense ratio of 1.59%, or 1.48%, excluding a $0.4 million non-recurring charge.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $102.95.

•	Leverage ratio of 8.06:1 at March 31, 2018.

•	Constant Prepayment Rate ("CPR") of 7.1% (weighted-average experienced 1-month).

•	Total stockholder return (loss) on common equity of (8.95)%.

•	Expanded the nature and size of the hedge portfolio and added $1.25 billion in notional of swaptions and established an $800 million 10-year U.S. Treasury short position.

Market Commentary
2018 opened with a roar as interest rates staged their biggest quarterly change since the 2016 presidential election. Short and long-term U.S. Treasury yields moved significantly higher and equity markets surged to new peaks in January (at its First Quarter peak, the S&P 500 had gained 7% in late January) as markets digested the effects of tax reform and the likelihood of higher growth and inflation. The 10-year U.S. Treasury yield ended the month of January at 2.71%, 30 basis points ("bps") higher on a year-to-date basis and the highest yield recorded on a close since early 2014. The equity markets took a dive in the first weeks of February, decreasing almost 12% from the then year-to-date peak to trough based on intraday trading. The "mini correction" appears to have been spurred by inflation concerns. Treasury markets initially rallied as equities declined, and the 10-year U.S. Treasury yield dropped from 2.84% to 2.71% during the first weeks of February while equities hit their quarterly low. Thereafter, equity markets recovered somewhat and the 10-year U.S. Treasury yield traded in a tight range between 2.80% and 2.95%, as markets anticipated at least three and possibly four rate hikes by the Federal Reserve (the "Fed") this year, a moderate acceleration in inflation and falling unemployment. The equity markets closed the First Quarter slumping again in late March, as newly announced tariffs, talk of trade wars and technology sector disappointments again caused market fear. The S&P 500 closed the First Quarter down 1% and the 10-year U.S. Treasury yield closed at 2.74%, 33 bps higher than where it started the year.

Over the course of the First Quarter, U.S. Treasury yields shifted higher across maturities and the yield curve flattened marginally by 6 bps between 2-year and 10-year bonds. In the backdrop, Congress was able to agree to a budget in early February, and members of the Federal Open Market Committee (the "FOMC") sounded somewhat more hawkish.

Jerome (Jay) Powell took the helm of the Fed in early February. As expected, the transition from Chair Yellen to Powell appeared quite smooth. In his first Humphrey Hawkins testimony before Congress in late February, the new Chair expressed views similar to those expressed by Yellen, but he sounded slightly more hawkish than markets had anticipated. On March 21 2018, the FOMC announced its first 25 bps rate hike of 2018 and indicated two more hikes this year. The ‘dots’ for 2019 and 2020 moved higher, however, indicating three and two hikes in each of the next two years, respectively. Interestingly, the dots imply that the Federal Funds Rate (the "Fed Funds Rate") in 2020 will be 50 bps higher than the Fed’s own estimate of the long-run neutral rate.

The FOMC remains short-handed.  Former President of the Federal Reserve Bank of San Francisco, John Williams, was named to the important post of President of the Federal Reserve Bank of New York in early April.  In addition, plans have been announced to nominate Richard Clarida and Michelle Bowman to the Federal Board of Governors in April, with Clarida being nominated as vice chairman, which will take time to be confirmed by Congress.  The Federal Reserve President of San Francisco remains vacant.  Prior to Clarida and Bowman being confirmed by Congress, the FOMC currently has seven voters compared with twelve voters for a fully-staffed FOMC.  As the remaining open positions are filled, there is potential for the consensus view of the FOMC to change.  Views likely will be swayed by economic data as it is released.

During the First Quarter, 3-month London Interbank Offered Rate ("LIBOR") rose sharply and was one of the more notable market moves through February and March. The increase in 3-month LIBOR outstripped other short-term rate changes during the quarter, increasing 62 bps during the First Quarter versus a 25 bps increase in the Fed Funds Rate. The rapid rise in LIBOR has largely been attributed to a surplus of U.S. Treasury bill issuance post-budget agreement as well as a notable increase in commercial paper issuance (typically quoted in LIBOR) at a time when prime money market funds and corporations have less demand for these instruments as they redeploy their cash post-tax reform. The higher LIBOR rates increase the receive rates and our cash flow on both our interest rate swap and cap portfolios. At March 31, 2018, all except four of our existing interest rate swap and cap positions at March 31, 2018 were net cash flow positive to us. We expect all of our swap and cap positions to be cashflow positive to us by June of 2018 if 3-month LIBOR remains at current levels.

Prices of Agency residential mortgage-backed securities ("Agency RMBS") were soft during the First Quarter, dropping as rates rose and mortgage spreads to U.S. Treasuries increased. 30-year Fannie Mae yields widened by 4 bps relative to 7-year swap rates and by 11 bps relative to 7-year U.S. Treasuries. 15-year Fannie Mae yields widened by 3 bps relative to 5-year swaps and 15 bps relative to 5-year U.S. Treasuries. The vast majority of our Agency RMBS holdings decreased in price during the First Quarter. The increase in rates during the First Quarter served to reduce prepayment speeds on our Agency RMBS. As a result, we experienced a $2.1 million decrease in net premium amortization during the First Quarter relative to the fourth quarter of 2017 (the "Prior Quarter").

First Quarter 2018 Results
The Company generated net income (loss) available to common stockholders of $(113.7) million in the First Quarter, or $(0.74) per diluted common share, compared to $3.6 million, or $0.02 per diluted common share, in the Prior Quarter. The Company’s book value per common share on March 31, 2018 was $7.41, down from $8.38 at December 31, 2017, after declaring a $0.22 dividend per common share on March 8, 2018. The book value performance emanates from an increase in interest rates during the First Quarter and an increase in Agency RMBS Option Adjusted Spreads ("OAS"), resulting in a sharp decline in the price of Agency RMBS. The decline in the value of the Company's Debt Securities during the First Quarter was partially offset by a net realized and unrealized gain in the value of our derivative instruments as a direct result of an increase in swap rates. The key components driving the First Quarter’s performance are described further below.
In the First Quarter, the Company generated Core Earnings plus Drop Income (defined below) of $37.9 million, or $0.24 per diluted common share, comprised of Core Earnings of $34.0 million, or $0.22 per diluted common share, and Drop Income of $3.9 million, or $0.02 per diluted common share. This compares to Core Earnings plus Drop Income of $33.6 million, or $0.22 per diluted common share during the Prior Quarter, comprised of Core Earnings of $29.0 million, or $0.19 per diluted common share, and Drop Income of $4.6 million, or $0.03 per diluted common share. The increase in Core Earnings during the First Quarter relative to the Prior Quarter largely resulted from a $7.3 million increase in total interest income, a $3.3 million decrease in interest rate hedge expense, net, and a $0.3 million decrease in total expenses, all of which are described in more detail below.
During the First Quarter, our total interest income increased to $88.7 million from $81.4 million in the Prior Quarter due to the combined impact of a decrease in the weighted-average experienced CPR and an increase in the weighted average coupon, partially offset by a decrease in the average settled Debt Securities. During the First Quarter, the weighted average experienced CPR declined to 7.1% from 9.3% in the Prior Quarter with a corresponding $2.1 million decrease in net premium amortization expense relative to the Prior Quarter. The weighted-average coupon on our settled Debt Securities increased to 3.59% in the First Quarter, from 3.38% in the Prior Quarter. The increase in total interest income was partially offset by a decrease in the average settled Debt Securities to $11.7 billion during the First Quarter from $11.9 billion during the Prior Quarter.
The increase in interest expense largely stems from the Fed's 25 bps rate hikes in December 2017 and March 2018, resulting in an increase in the average cost of funds to 1.61% in the First Quarter, from 1.36% in the Prior Quarter. The increase in total interest expense was partially offset by a decrease in the average repo borrowings to $10.2 billion in the First Quarter, from $10.3 billion in the Prior Quarter. The Company's net interest income of $47.6 million in the First Quarter, up approximately $1.4 million from $46.2 million in the Prior Quarter, is due to the increase in total interest income, partially offset by the increase in total interest expense described above.

Interest rate hedge expense, net decreased $3.3 million during the First Quarter relative to the Prior Quarter, resulting from a combination of repositioning a portion of our hedge portfolio (as further described below) and an increase in the 3-month LIBOR during the First Quarter, the index for the receive-leg of our swaps and caps, which resets quarterly.
Total operating expenses decreased $0.3 million due to a decrease in incentive compensation accrual during the First Quarter, partially offset by a $0.4 million non-recurring charge during the First Quarter. Non-recurring charges are not necessarily a part of the Company’s ongoing operations. The Company’s operating expense ratio as a percentage of average stockholders' equity was 1.59% in the First Quarter, or 1.48% excluding the effect of a $0.4 million non-recurring charge, compared to 1.57% and 1.49%, respectively, in the Prior Quarter. The increase in the operating expense ratio during the First Quarter is largely due to a decrease in average stockholders' equity to $1.48 billion during First Quarter from $1.58 billion in the Prior Quarter.
Drop Income decreased by $0.7 million in the First Quarter relative to the Prior Quarter as a combined result of the timing of TBA trades, more forward sales and less specialness during the First Quarter relative to the Prior Quarter. "Drop Income" is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the Company's Consolidated Statements of Operations, and is therefore excluded from Core Earnings. Drop Income is the difference between the spot price and the forward settlement price for the same Agency RMBS on the trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives Drop Income through utilization of forward settling transactions of Agency RMBS.
Our Economic Net Interest Income, a non-GAAP measure, is generated primarily from the net spread, or difference, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. The amount of Economic Net Interest Income we earn on our investments depends in part on our ability to manage our financing costs, which represents a significant portion of our total expenses. Economic Interest Expense consists of interest expense, as computed in accordance with GAAP, plus interest rate hedge expense, net used to hedge our cost of funds, a component of net gain (loss) on derivative instruments in the Company's Consolidated Statements of Operations. We present the non-GAAP measures Economic Net Interest Income, and Economic Interest Expense to provide an economic measure of our interest income and expense net of borrowing and hedge expense, which management uses to evaluate the Company's investment portfolio. We believe providing users of our financial information with such measures in addition to the related GAAP measures gives users additional transparency into the information used by our management in its financial and operational decision-making, which is meaningful information to consider in addition to the related GAAP measures as it reflects the economic cost of financing our investment portfolio. The following table presents a reconciliation of GAAP total net interest income and interest expense to Economic Net Interest Income and Economic Net Interest Expense, respectively, for each respective period.

(dollars in thousands)	Three Months Ended
	March 31, 2018	December 31, 2017
Net interest income	$47,561	$46,179
Interest rate hedge expense, net	2,508	5,841
Economic Net Interest Income	$45,053	$40,338

Total interest expense	$41,117	$35,242
Interest rate hedge expense, net	2,508	5,841
Economic Interest Expense	$43,625	$41,083
The Company's Economic Net Interest Income, which reflects interest rate hedge expense, net, as well as interest expense on repo borrowings, was $45.1 million in the First Quarter, an increase of approximately $4.8 million from $40.3 million in the Prior Quarter. The increase in Economic Net Interest Income was primarily due to the increase in total interest income and lower interest rate hedge expense, net, partially offset by the increase in total interest expense, described above.
In the First Quarter, Economic Interest Expense totaled $43.6 million, compared to $41.1 million in the Prior Quarter. Interest expense on repo borrowings increased to $41.1 million in the First Quarter from $35.2 million in the Prior Quarter due to two separate 25 bps Fed rate hikes in December 2017 and March 2018, while interest rate hedge expense, net decreased by $3.3 million during the First Quarter as previously described.
With respect to the asset portfolio, during the First Quarter, the Company recognized an aggregate net realized and unrealized gain (loss) from investments of $(237.2) million, compared to $(80.3) million in the Prior Quarter. The asset portfolio performance during the First Quarter emanates from an increase in interest rates and Agency RMBS OAS spread widening during the First Quarter, resulting in a sharp decrease in the prices of our Agency RMBS.

On the hedge side of the portfolio, the Company recognized a net realized and unrealized gain (loss) on derivative instruments of $89.5 million in the First Quarter (comprised of $115.8 million of net realized and unrealized gain on swap, swaptions and cap contracts, $(16.0) million of net realized and unrealized loss on TBA dollar roll transactions whereby the Company is not contractually obligated to accept delivery on the settlement date (the "TBA Derivatives") and $(10.3) million net realized and unrealized loss on the U.S. Treasury short position), compared to a net realized and unrealized gain on derivative instruments of $55.0 million in the Prior Quarter (comprised of $57.3 million of net realized and unrealized gain on swap and cap contracts, and $(2.3) million of net realized and unrealized loss on TBA Derivatives). During the First Quarter we repositioned a portion of the hedge portfolio by terminating swaps with a $1.0 billion notional, a weighted-average pay rate of 0.99%, and a weighted-average remaining maturity of 52 days, and replaced them with 3-month, 7-year swaptions with a combined notional of $1.25 billion, and a weighted average strike rate of 2.89%. We strategically rolled forward a few of these swaptions toward the end of the First Quarter, prior to the end of the option period, and simultaneously realized a gain of $2.0 million in the First Quarter. In addition, during the First Quarter, in an effort to reduce the volatility in book value in a rising interest rate environment, we established an $800 million short position on 10-year U.S. Treasuries.
Set forth below are summary financial data for the First Quarter and Prior Quarter:
Summary Financial Data

(dollars in thousands except per share data)	Three Months Ended
Key Balance Sheet Metrics	March 31, 2018	December 31, 2017
Average settled Debt Securities (1)	$11,701,609	$11,910,563
Average total Debt Securities (2)	$13,185,053	$13,068,179
Average repurchase agreements (3)	$10,215,763	$10,346,783
Average Debt Securities liabilities (4)	$11,699,207	$11,504,399
Average stockholders' equity (5)	$1,480,291	$1,581,986
Average common shares outstanding (6)	155,198	155,009
Leverage ratio (at period end) (7)	8.06:1	7.33:1
Liquidity as % of stockholders' equity (8)	61%	65%
Hedge Ratio (9)	101%	99%
Net duration gap (10)	0.76	0.61
Book value per common share (at period end) (11)	$7.41	$8.38
Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (12)	$102.95	$102.92

Key Performance Metrics*
Average yield on settled Debt Securities (13)	3.02%	2.73%
Average yield on total Debt Securities including Drop Income (14)	2.80%	2.63%
Average cost of funds (15)	1.61%	1.36%
Average cost of funds and hedge (16)	1.71%	1.59%
Adjusted average cost of funds and hedge (17)	1.49%	1.43%
Interest rate spread net of hedge (18)	1.31%	1.14%
Interest rate spread net of hedge including Drop Income (19)	1.31%	1.20%
Operating expense ratio (20)	1.59%	1.57%
Total stockholder return on common equity (21)	(8.95)%	0.35%
Constant prepayment rate (weighted-average experienced 1-month) (22)	7.1%	9.3%
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(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities and unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(3)	The average repurchase agreements balance is calculated by averaging the month-end repurchase agreements balances during the period.

(4)
The average Debt Securities liabilities are calculated by adding the average month-end repurchase agreements balances plus average unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(5)	The average stockholders' equity is calculated by averaging the month-end stockholders' equity during the period.

(6)	The average common shares outstanding is calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements balance plus payable for securities purchased minus receivable for securities sold, plus or minus the net TBA Derivatives positions by (ii) stockholders' equity at period end.

(8)	Liquidity as % of stockholders' equity is calculated by dividing unencumbered liquid assets by stockholders' equity at period end.

(9)	The hedge ratio for the period is calculated by dividing the combined total interest rate swaps, swaptions and interest rate caps notional amount by total repurchase agreements balances.

(10)
Net duration gap is calculated as a weighted-average of the total portfolio including the aggregate notional amount on our interest rate swaps, swaptions, caps and U.S. Treasury short positions using DV01 methodology. Duration estimates in the table are calculated utilizing Yield Book® software and may reflect adjustments based on our judgment.

(11)	Book value per common share is calculated by dividing total stockholders' equity less the liquidation value of preferred stock at period end by common shares outstanding at period end.

(12)	The weighted-average amortized cost of Agency RMBS and U.S. Treasuries is calculated using the weighted-average amortized cost by security divided by the current face at period end.

(13)	The average yield on settled Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(14)
The average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities. Drop Income was $3.9 million and $4.6 million for the First Quarter and Prior Quarter, respectively. Drop Income is a component of our net realized and unrealized gain (loss) on investments and derivative instruments in the consolidated statements of operations. Drop Income is the difference between the spot price and the forward-settlement price for the same security on the trade date.

(15)	The average cost of funds for the period is calculated by dividing repurchase agreement interest expense by average repurchase agreements for the period.

(16)	The average cost of funds and hedge for the period is calculated by dividing repurchase agreement interest expense and interest rate hedge expense, net by average repurchase agreements for the period.

(17)	The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreement interest expense and interest rate hedge expense, net by average Debt Securities liabilities.

(18)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(19)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(20)	The operating expense ratio for the period is calculated by dividing annualized operating expenses by average stockholders' equity.

(21)	The total stockholder return on common equity is calculated as the change in book value plus dividend distributions on common stock divided by book value at the beginning of the period.

(22)	CPR represents the weighted-average 1-month CPR of the Company's Agency RMBS during the period.

*	All percentages are annualized except total stockholder return on common equity.
Portfolio

The Company's Debt Securities portfolio, including net TBA Derivatives, at fair value, decreased to approximately $12.9 billion at March 31, 2018 from $13.1 billion at December 31, 2017. During the First Quarter, we sold a portion of our lower coupon 30-year 3.5%, and 15-year 2.5% and 3.0% holdings in addition to all of our U.S. Treasuries as the special financing that was available when we initially purchased the U.S. Treasuries faded. We redeployed substantially all proceeds from these sales into higher coupon 15-year 3.5% and 30-year 4.5% Agency RMBS due to relative attractive yields and duration profile of the new cohorts, resulting in an increase in the overall portfolio weighted average coupon. As a result of the aforementioned repositioning, seasonal factors and the increase in interest rates, we experienced a decrease in weighted-average 1-month prepayment speeds during the First Quarter, as further described above. The decrease in prepayment speeds, coupled with the portfolio repositioning during the First Quarter, resulted in a 29 bps increase in the average yield on Debt Securities during the First Quarter to 3.02% from 2.73% in the Prior Quarter. The weighted-average cost basis of our Agency RMBS portfolio decreased to $102.95 at March 31, 2018 from $103.20 at December 31, 2017.

The following tables detail the Company's Debt Securities portfolio, inclusive of $1.4 billion and $0.5 billion of net TBA Derivatives at March 31, 2018 and December 31, 2017, respectively (dollars in thousands):

	March 31, 2018		December 31, 2017
	Fair Value	% of Total	Fair Value	% of Total
15-Year Fixed Rate	$4,797,653	37%	$3,037,625	23%
20-Year Fixed Rate	30,474	—%	32,748	—%
30-Year Fixed Rate	7,611,158	59%	8,479,862	65%
Hybrid ARMs	479,377	4%	498,630	4%
U.S. Treasuries	—	—%	1,046,934	8%
Total	$12,918,662	100%	$13,095,799	100%
Key metrics related to the Company’s Debt Securities portfolio, inclusive of net TBA Derivatives, as of March 31, 2018 are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$4,741,199	$4,797,653	$102.15	$101.19	2.95%	3.30%	9.0%
20-Year Fixed Rate	29,007	30,474	102.50	105.06	3.10%	4.50%	15.0%
30-Year Fixed Rate	7,472,560	7,611,158	103.49	101.85	3.48%	3.81%	5.1%
Hybrid ARMs (3)	475,571	479,377	102.42	100.80	2.96%	3.06%	7.7%
Total	$12,718,337	$12,918,662	$102.95	$101.58	3.26%	3.59%	6.5%
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(1) Represents a forward yield and is calculated based on the cost basis of the security at March 31, 2018.
(2) Represents CPR for those bonds held at March 31, 2018. CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month. Specifically, the constant prepayment rate is an annualized version of the experienced prior 3-month prepayment rate. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of our Hybrid ARM portfolio was 84.0 at March 31, 2018. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset thereafter annually.
Leverage & Liquidity
Our leverage was 8.06:1 at the end of the First Quarter, up from 7.33:1 at the end of the Prior Quarter. As of March 31, 2018 and December 31, 2017, the Company financed its portfolio through repo borrowings approximating $10.1 billion, and recognized a payable for securities purchased net of receivable for securities sold, of approximately $20 million and $0.99 billion, respectively.
At March 31, 2018 and December 31, 2017, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries, and cash and cash equivalents, was approximately $0.87 billion, or 60.7%, and $1.02 billion, or 64.6%, respectively, of stockholders' equity.
Financing
During the First Quarter, the Company financed its investment portfolio with average repo borrowings of $10.2 billion and an average cost of funds of 1.61%, compared to $10.3 billion and 1.36%, respectively, during the Prior Quarter.
During the First Quarter the Company did not experience a decline in the availability of repo borrowings. At March 31, 2018, repo borrowings with any individual counterparty were less than 6.1% of our total repo borrowings. As of March 31, 2018, we had 36 active counterparties and 53 total counterparties available to finance the Company's operations through repo borrowings.

Below is a summary, by region, of our outstanding borrowings at March 31, 2018 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	22	$5,572,963	55.2%
Europe	8	2,436,690	24.2%
Asia	6	2,074,990	20.6%
Total	36	$10,084,643	100.0%

Hedging
The Company utilizes interest rate swap (cancellable and non-cancellable), swaption and cap contracts (a "swap", a "swaption" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio. Effective during the First Quarter, we began shorting 10-year U.S. Treasuries as an economic hedge aimed at reducing volatility in book value in a rising interest rate environment. At March 31, 2018 we had an $800 million short position on 10-year U.S. Treasuries with a fair market value of $767.1 million.
As of March 31, 2018, the Company held swaps with an aggregate notional amount of $6.5 billion, a weighted-average fixed pay rate of 1.69%, a weighted-average receive rate of 1.91%, a weighted-average net pay rate of (0.22)% and a weighted-average remaining maturity of 4.0 years. The receive rate on the Company's swaps was 1.91% at March 31, 2018, up from 1.45% at December 31, 2017. At March 31, 2018, the Company held caps with a notional amount of $2.5 billion, all of which are now cash flow positive to us, with a weighted-average cap rate of 1.28%, a weighted-average receive rate of 2.02% and a weighted-average remaining maturity of 1.8 years. As of March 31, 2018, the Company held swaptions with an aggregate notional amount of $1.3 billion, a weighted-average strike rate of 2.89% and an underlying swap term of 7 years.

As of December 31, 2017, the Company held swaps with an aggregate notional amount of $7.5 billion, a weighted-average fixed pay rate of 1.59%, a weighted-average receive rate of 1.45%, a weighted-average net pay rate of 0.14% and a weighted-average remaining maturity of 3.7 years. At December 31, 2017, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average remaining maturity of 2.0 years. We did not hold any swaptions at December 31, 2017.
Key provisions of the Company's outstanding swaps, swaptions and caps at March 31, 2018 are summarized below (dollars in thousands):

Interest Rate Swaps			Weighted-Average
Expiration Year	Notional Amount	Fair Value	Fixed Pay Rate	Receive Rate	Net Pay (Receive) Rate
2020	2,250,000	57,267	1.60%	1.83%	(0.23)%
2021	1,700,000	73,093	1.21%	1.80%	(0.59)%
2022	1,500,000	37,787	2.12%	2.06%	0.06%
2024	625,000	31,874	1.88%	2.02%	(0.14)%
2027	400,000	19,919	2.21%	2.14%	0.07%
Total	$6,475,000	$219,940	1.69%	1.91%	(0.22)%

Interest Rate Caps			Weighted-Average
Expiration Year	Notional Amount	Fair Value	Cap Rate	Receive Rate	Net Cap Pay Rate
2019	$800,000	$10,978	1.34%	1.71%	(0.37)%
2020	1,700,000	43,691	1.25%	2.17%	(0.92)%
Total	$2,500,000	$54,669	1.28%	2.02%	(0.74)%

Interest Rate Swaptions			Weighted-Average
Expiration Year	Notional Amount	Fair Value	Premium	Strike Rate	Term
2018	$1,250,000	$4,876	$10,393	2.89%	7 years

The net duration gap increased to 0.76 at March 31, 2018 from 0.61 at December 31, 2017 as a direct result of the increase in interest rates during the First Quarter and the resulting asset portfolio duration extension, partially offset by the hedge portfolio expansion during the First Quarter.

Drop Income
The Company's Drop Income and average market value of all TBAs outstanding during the First Quarter and Prior Quarter follow (dollars in thousands), the changes in which, are further describe above:

	March 31, 2018	December 31, 2017	$ Change
Drop Income	$3,899	$4,641	$(742)
Average market value of all TBAs	$1,430,334	$1,034,786	$395,548
Prepayments
We received $295.1 million in principal repayments and prepayments from our Agency RMBS portfolio during the First Quarter, representing a weighted-average CPR of approximately 7.1%, which resulted in net amortization expense of $11.6 million. During the Prior Quarter, we received $349.9 million in principal repayments and prepayments from our Agency RMBS portfolio, representing a weighted-average CPR of approximately 9.3%, which resulted in net amortization expense of $13.7 million. The decrease in CPR in the First Quarter was principally due to an increase in interest rates, bond seasoning factors and the portfolio repositioning that took place during the First Quarter.

Dividend
The Company declared a common dividend of $0.22 per share for the First Quarter, down from $0.25 in the Prior Quarter. Using the closing share price of $6.72 on March 31, 2018, the First Quarter dividend equates to an annualized dividend yield of 13.1%.
Dividend Reinvestment and Direct Stock Purchase Plan ("DRSPP")
On September 15, 2017, the Company renewed its DRSPP, whereby stockholders may reinvest cash dividends and purchase up to 10,000,000 shares of our common stock. Stockholders may also make optional cash purchases of shares of common stock subject to certain limitations detailed in the respective plan prospectus. During the First Quarter, the Company did not issue any shares under the DRSPP. As of March 31, 2018, $9.7 million shares of common stock remained available for issuance under the DRSPP.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, April 26, 2018, to discuss its financial results for the First Quarter. To participate in the call by telephone, dial (888) 317-6016 in the domestic United States, (855) 669-9657 in Canada or (412) 317-6016 outside North America, at least 10 minutes prior to the call’s start time. Please inform the operator that you are dialing into the CYS Investments, Inc. conference call.
The conference call will also be webcast live over the Internet and can be accessed at the Company's website at http://www.cysinv.com. To listen to the live webcast, please visit http://www.cysinv.com at least 10 minutes prior to the start of the call in order to register, download and install necessary audio software.
A dial-in replay of the call will be available on Thursday, April 26, 2018 starting at approximately 12:00 PM Eastern Time through Thursday, May 10, 2018 at approximately 11:00 AM Eastern Time. To access the replay, please dial (877) 344-7529 in the domestic United States, (855) 669-9658 in Canada or (412) 317-0088 outside North America, and enter conference ID number 10119401. A replay of the conference call will also be archived on the Company's website at http://www.cysinv.com.
Additional Information
The Company plans to make available a supplemental presentation ("Presentation") for the benefit of its stockholders on the Company's website, www.cysinv.com, prior to the conference call. The Presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.

About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that invests on a leveraged basis primarily in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. The Company has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to market expectations, interest rates and interest rate volatility, the prices, supply and volatility of Agency RMBS, borrowing costs, earnings, yields, investment environment, hedges, inflation, forward settling transactions, liquidity, prepayments, the anticipated benefits of our portfolio and hedge repositioning, and the effect of actions of the U.S. government, the Fed, and the FOMC on our results. Forward-looking statements typically are identified by use of the terms such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	March 31, 2018	December 31, 2017 *
	(unaudited)
Assets:
Cash and cash equivalents	$6,206	$4,132
Investments in securities, at fair value:
Agency mortgage-backed securities (including pledged assets of $10,377,167 and $9,287,317, respectively)	11,535,960	11,587,720
U.S. Treasury securities (including pledged assets of $0 and$1,046,934, respectively)	—	1,046,934
Receivable for securities sold and principal repayments	287,360	301,398
Receivable for reverse repurchase agreements	767,422	—
Interest receivable	38,559	32,890
Derivative assets, at fair value	281,528	159,629
Other investments	9,765	9,765
Other assets	3,461	3,114
Total assets	$12,930,261	$13,145,582
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	$10,084,643	$10,089,917
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	767,062	—
Payable for securities purchased	307,247	1,290,805
Payable for cash received as collateral	245,732	139,614
Accrued interest payable	47,911	41,468
Accrued expenses and other liabilities	2,371	4,969
Dividends payable	38,601	4,410
Derivative liabilities, at fair value	9,749	152
Total liabilities	$11,503,316	$11,571,335
Stockholders' equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (155,416 and 155,010 shares issued and outstanding, respectively)	1,554	1,550
Additional paid in capital	1,976,906	1,976,310
Retained earnings (accumulated deficit)	(817,415)	(669,513)
Total stockholders' equity	$1,426,945	$1,574,247
Total liabilities and stockholders' equity	$12,930,261	$13,145,582
Book value per common share	$7.41	$8.38
__________________
*    Derived from audited consolidated financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share data)	March 31, 2018	December 31, 2017
Interest income:
Agency RMBS	$85,986	$75,358
Other	2,692	6,063
Total interest income	88,678	81,421
Interest expense:
Repurchase agreements	41,117	35,242
Total interest expense	41,117	35,242
Net interest income	47,561	46,179
Other income (loss):
Net realized gain (loss) on investments	(71,191)	(23,647)
Net unrealized gain (loss) on investments	(166,009)	(56,651)
Other income	39	39
Net realized and unrealized gain (loss) on investments and other income	(237,161)	(80,259)
Interest rate hedge expense, net	(2,508)	(5,841)
Net realized and unrealized gain (loss) on derivative instruments	89,468	54,969
Net gain (loss) on derivative instruments	86,960	49,128
Total other income (loss)	(150,201)	(31,131)
Expenses:
Compensation and benefits	3,192	3,985
General, administrative and other	2,676	2,232
Total expenses	5,868	6,217
Net income (loss)	$(108,508)	$8,831
Dividends on preferred stock	(5,203)	(5,203)
Net income (loss) available to common stockholders	$(113,711)	$3,628
Net income (loss) per common share basic & diluted	$(0.74)	$0.02
Core Earnings
"Core Earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized and unrealized gain (loss) on investments and derivative instruments. Management uses Core Earnings to evaluate the effective yield of the portfolio after operating expenses. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors additional transparency and insight into the information used by the Company's management in its financial and operational decision-making.
The primary limitation associated with Core Earnings as a measure of our financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and derivative instruments. In addition, our presentation of Core Earnings may not be comparable to similarly-titled measures used by other companies, which may employ different calculations. As a result, Core Earnings should not be considered a substitute for our GAAP net income (loss), as a measure of our financial performance, or any measure of our liquidity under GAAP.

The following table reconciles Net income to Core Earnings, a non-GAAP measure, and summarizes Core Earnings, plus Drop Income for the periods presented.

	Three Months Ended
(dollars in thousands, except per share data)	March 31, 2018	December 31, 2017
Net income (loss) available to common stockholders	$(113,711)	$3,628
Net realized (gain) loss on investments	71,191	23,647
Net unrealized (gain) loss on investments	166,009	56,651
Net realized and unrealized (gain) loss on derivative instruments	(89,468)	(54,969)
Core Earnings	$34,021	$28,957
Core Earnings per average share	$0.22	$0.19
Drop Income	$3,899	$4,641
Drop Income per average share	$0.02	$0.03
Core Earnings, plus Drop Income	$37,920	$33,598
Core Earnings, plus Drop Income per average share	$0.24	$0.22